Exhibit 99.1

Newmont Delivers on First Quarter 2023 Expectations, Remains on Track to Achieve Full Year Guidance; Declares $0.40 First Quarter Dividend

DENVER--(BUSINESS WIRE)--April 27, 2023--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced first quarter 2023 results and declared a first quarter dividend of $0.40 per share.

Delivered First Quarter Production as Expected; Improving Production in Second Quarter*

  Produced 1.27 million gold ounces and 288 thousand co-product gold equivalent ounces (GEOs)** from copper, silver, lead and zinc
  Reported gold Costs Applicable to Sales (CAS) of $1,025 per ounce and gold All-In Sustaining Costs (AISC) of $1,376 per ounce***; impacted by lower production volumes and continued global cost pressures; costs expected to decrease throughout the year
  On track to achieve full-year guidance of between 5.7 and 6.3 million ounces of attributable gold production with Gold AISC between $1,150 and $1,250 per ounce
  Generated $481 million of cash from continuing operations and reported $(45) million of Free Cash Flow***; impacted by lower production volumes, timing of working capital changes and higher capital spend
  Reported Net Income of $363 million, with Adjusted Net Income (ANI)*** of $0.40 per share and Adjusted EBITDA*** of $990 million; lower production volumes offset by higher realized gold prices
  Ended the quarter with $2.7 billion of consolidated cash, $797 million of short-term time deposits and $6.5 billion of liquidity; reported net debt to adjusted EBITDA ratio of 0.6x***
  Sold common shares of Triple Flag Precious Metals Corporation for $179 million, further optimizing Newmont's equity portfolio acquired with the Goldcorp transaction in 2019
  Published 19th Annual Sustainability Report and 2nd Annual Taxes and Royalties Contribution Report, providing a transparent review of Newmont's ESG performance and an overview of Newmont's tax strategy and economic contributions

First Quarter Dividend Declared Within Established Framework****

  Board of Directors declared a dividend of $0.40 per share of common stock for the first quarter of 2023, payable on June 15, 2023 to holders of record at the close of business on June 1, 2023
  Annualized dividend payout range for 2023 of $1.40 to $1.80 per share****; subject to quarterly approval by Board of Directors
  Based on a sustainable base dividend of $1.00 per share payable at base reserves price and an incremental dividend payout of $0.60 per share; Q1 2023 dividend payout calibrated at the mid-point of the $1,700 per ounce annualized payout range

"Since transforming Newmont's business four years ago, we continue to lead the gold sector in sustainability, profitable gold production and shareholder returns due to the strength of our team and the quality of our world-class portfolio. During the first quarter, we delivered on our expected results, generated nearly $1.0 billion in adjusted EBITDA and returned $318 million to shareholders through our industry-leading dividend framework. We remain on track to achieve our full year guidance ranges and build upon our track record of safely delivering long-term value to all of our stakeholders through sustainable and responsible mining."

- Tom Palmer, Newmont President and Chief Executive Officer

*See discussion of outlook and cautionary statement at the end of this release regarding forward-looking statements.
**Gold equivalent ounces (GEOs) calculated using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
***Non-GAAP metrics; see reconciliations at the end of this release.

****Expectations regarding 2023 dividend levels are forward-looking statements. The dividend framework is non-binding and an annualized dividend has not been declared by the Board. The declaration and payment of future quarterly dividends remains at the discretion of the Board of Directors and will depend on the Company’s financial results, cash flow and cash requirements, future prospects, and other factors deemed relevant by the Board. See cautionary statement at the end of this release.

First Quarter Results In-Line with Previously Signaled Expectations

	Q1'23	Q4'22	Q1'22
Average realized gold price ($ per ounce)	$1,906	$1,758	$1,892
Attributable gold production (million ounces)[1]	1.27	1.63	1.34
Gold costs applicable to sales (CAS) ($ per ounce)[2]	$1,025	$940	$890
Gold all-in sustaining costs (AISC) ($ per ounce)[2]	$1,376	$1,215	$1,156
GAAP net income (loss) from continuing operations ($ millions)	$339	$(1,488)	$432
Adjusted net income ($ millions)[3]	$320	$348	$546
Adjusted net income per share ($/diluted share)[3]	$0.40	$0.44	$0.69
Adjusted EBITDA ($ millions)[3]	$990	$1,161	$1,390
Cash flow from continuing operations ($ millions)	$481	$1,010	$689
Capital expenditures ($ millions)[4]	$526	$646	$437
Free cash flow ($ millions)[5]	$(45)	$364	$252

FIRST QUARTER 2023 RESULTS DRIVERS

Production volumes came in line with our previously signaled expectations for the first quarter, with higher than signaled production at Tanami and Ahafo, partially offset by lower than planned production at our non-managed joint ventures. Compared to the fourth quarter, earnings were in-line despite lower sales volumes, which were partially offset by higher realized gold prices, including $17 million of favorable mark-to-market adjustments on provisionally-priced gold ounces. Gold CAS per ounce was higher than the fourth quarter due to lower sales volumes, partially offset by lower gross costs from easing inflation on commodities, materials and supplies. Advanced projects and exploration spend was lower than the fourth quarter, but is expected to be higher in the second quarter and the remainder of the year.

Cash flow from continuing operations was $481 million, which was lower than the fourth quarter due to lower sales volumes, partially offset by higher gold prices. Cash flow from continuing operations was also impacted by approximately $360 million of unfavorable working capital movements, including $187 million of cash tax payments, approximately $170 million of build-up of stockpiles and finished goods inventory partially due to the timing of concentrate sales at Peñasquito, and approximately $160 million in timing of payments on accrued liabilities which typically occurs in the first quarter. In addition, we reinvested $526 million in capital spend as we continue to progress our near-term projects.

FIRST QUARTER 2023 FINANCIAL AND PRODUCTION SUMMARY

Attributable gold production1 decreased 5 percent to 1,273 thousand ounces from the prior year quarter primarily due to lower mill recovery and ore grade milled at Peñasquito as a result of the planned mine sequencing, the impact of the mill shutdown at Tanami due to the rainfall event and lower production at Nevada Gold Mines. These decreases were partially offset by higher ore grade milled at Ahafo and higher mill throughput and ore grade milled at Éléonore. Attributable gold sales versus production was impacted by the timing of concentrate shipments at Peñasquito. This concentrate has been sold and the revenue will be realized in the second quarter.

Gold CAS totaled $1.2 billion for the quarter. Gold CAS per ounce2 increased 15 percent to $1,025 per ounce from the prior year quarter primarily due to lower gold sales volumes and higher direct operating costs as a result of inflationary pressures, driven by higher labor costs and an increase in commodity input costs.

Gold AISC per ounce2 increased 19 percent to $1,376 per ounce from the prior year quarter primarily due to higher CAS per gold ounce and higher sustaining capital spend.

Attributable gold equivalent ounce (GEO) production from other metals decreased 18 percent to 288 thousand ounces primarily due to lower mill recovery at Peñasquito. This decrease was partially offset by higher ore grade milled at Boddington. Attributable GEO sales versus production was impacted by the timing of concentrate shipments at Peñasquito. This concentrate has been sold and the revenue will be realized in the second quarter.

CAS from other metals totaled $243 million for the quarter. CAS per GEO2 increased 28 percent to $918 per ounce from the prior year quarter primarily due to lower other metal sales at Peñasquito, as well as higher direct operating costs as a result of inflationary pressures, driven by higher labor costs and an increase in commodity input costs.

AISC per GEO2 increased 33 percent to $1,322 per ounce primarily due to higher CAS per GEO and higher sustaining capital spend.

Average realized gold price was $1,906, an increase of $14 per ounce over the prior year quarter. Average realized gold price includes $1,901 per ounce of gross price received, a favorable impact of $14 per ounce mark-to-market on provisionally-priced sales and reductions of $9 per ounce for treatment and refining charges.

Revenue decreased 11 percent from the prior year quarter to $2.7 billion primarily due to lower sales volumes for all metals except copper and lower average realized co-product metal prices.

Net income from continuing operations attributable to Newmont stockholders was $339 million or $0.42 per diluted share, a decrease of $93 million from the prior year quarter primarily due to lower sales volumes, lower average realized co-product metal prices and higher CAS predominately resulting from cost inflation impacts. These decreases were partially offset by a non-cash pension settlement charge recognized in 2022, lower depreciation and amortization, and the net gain of $36 million recognized on the exchange and subsequent sale of Triple Flag Precious Metals Corporation shares compared to the loss on the sale of the La Zanja equity method investment in 2022.

Adjusted net income3 was $320 million or $0.40 per diluted share, compared to $546 million or $0.69 per diluted share in the prior year quarter. Primary adjustments to first quarter net income include changes in the fair value of investments of $41 million and the net gain of $36 million recognized on the exchange and subsequent sale of Triple Flag Precious Metals Corporation shares, as well as valuation allowance and other tax adjustments.

Adjusted EBITDA3 decreased 29 percent to $1.0 billion for the quarter, compared to $1.4 billion for the prior year quarter.

Capital expenditures4 increased 20 percent from the prior year quarter to $526 million primarily due to higher sustaining capital spend. Development capital expenditures in 2023 primarily relate to Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, Pamour and Cerro Negro District Expansion 1.

Consolidated operating cash flow from continuing operations decreased 30 percent from the prior year quarter to $481 million primarily due to a decrease in revenue due to lower sales volumes and lower average realized co-product metal prices, an increase in operating cash expenditures resulting from the impacts of inflation on input costs and a build-up of inventory compared to the same period in 2022, primarily at Peñasquito.

Free Cash Flow5 decreased to $(45) million from $252 million in the prior year quarter primarily due to lower operating cash flow and higher capital expenditures.

Balance sheet and liquidity remained strong in the first quarter, ending the quarter with $2.7 billion of consolidated cash and $797 million of time deposits with a maturity of more than three months but less than one year, with approximately $6.5 billion of total liquidity; reported net debt to adjusted EBITDA of 0.6x6.

Nevada Gold Mines (NGM) attributable gold production was 261 thousand ounces, with CAS of $1,109 per ounce2 and AISC of $1,405 per ounce2 for the first quarter. NGM EBITDA6 was $191 million.

Pueblo Viejo (PV) attributable gold production was 60 thousand ounces for the quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $26 million in the first quarter. Capital contributions of $36 million were made during the quarter related to the expansion project at Pueblo Viejo.

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[1] Attributable gold production includes 60 thousand ounces for the first quarter of 2023, 65 thousand ounces for the fourth quarter of 2022 and 69 thousand ounces for the first quarter of 2022 from the Company’s equity method investment in Pueblo Viejo (40%).

[2] Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3] Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[4] Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[5] Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[6] Non-GAAP measure. See end of this release for reconciliation.

Progressing Profitable Near-Term Projects from Unmatched Organic Pipeline

Newmont’s project pipeline supports stable production with improving margins and mine life1. Newmont's 2023 and longer-term outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1. Development capital outlook for 2023 and 2024 includes spend related to the Yanacocha Sulfides project ahead of the investment decision planned for late 2024; additional development capital spend and all metal production for Yanacocha Sulfides has been excluded from longer-term outlook beginning in 2025.

Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer by extending mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and reduce operating costs by approximately 10 percent, bringing average all-in sustaining costs to $900 to $1,000 per ounce for Tanami (2026-2030). Commercial production for the project is expected in the second half of 2025. Total capital costs are estimated to be between $1.2 and $1.3 billion. Development costs (excluding capitalized interest) since approval were $551 million, of which $52 million related to the three months ended March 31, 2023.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs of $800 to $900 per ounce for the first five full years of production. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.8 million ounces of Reserves and 1.4 million ounces of Measured, Indicated and Inferred Resources2 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Commercial production for the project is expected in the second half of 2025. Total capital costs are estimated to be between $950 and $1,050 million. Development costs (excluding capitalized interest) since approval were $254 million, of which $42 million related to the three months ended March 31, 2023.
  Yanacocha Sulfides (South America) will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to produce 45% gold, 45% copper and 10% silver. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades. In the third quarter of 2022, Newmont announced the decision to delay the project in order to manage project execution risk, move out of a period of significant inflation and to balance development capital cash flows. Management continues to assess the execution and project timeline, up to and including transitioning Yanacocha operations into full closure; the project remains subject to an investment decision. Development capital spend on the project is expected to be approximately $300 to $350 million per year in 2023 and 2024 related to advanced engineering, procurement and completing camp construction.
  Pamour (North America) extends the life of Porcupine and maintains production beyond 2024. The project will optimize mill capacity, adding volume and supporting high grade ore from Borden and Hoyle Pond, while supporting further exploration in a highly prospective and proven mining district. An investment decision is expected in late 2023 as opportunities have been identified to extend production from current operations, allowing for a deferral of project spending. Formal updates to capital estimates and estimated project completion will be provided closer to the investment decision.
  Cerro Negro District Expansion 1 (South America) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production to above 350,000 ounces beginning in 2024 and provides a platform for further exploration and future growth through additional expansions. Development capital costs for the project are estimated to be between $350 and $450 million.
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[1] Project estimates remain subject to change based upon uncertainties, including future market conditions, continued impacts from the COVID-19 pandemic, the Russian invasion of Ukraine, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.

[2] Total resources presented for Ahafo North includes Measured and Indicated resources of 910 thousand gold ounces and Inferred resources of 490 thousand gold ounces. See cautionary statement at the end of this release.

2023 Outlook Remains Second-Half Weighted as Previously Signaled

Newmont’s outlook reflects increasing gold production and ongoing investment into its operating assets and most promising growth prospects. Newmont's reserves and mine planning gold price assumption has been set at $1,400 per ounce. 2023 outlook assumes a $1,700 per ounce revenue gold price for CAS and AISC, including royalties and production taxes. For 2023, Newmont has assumed normalizing levels of inflation, improving throughout the year, with a year-over-year average escalation rate of approximately 3%.

Outlook includes development capital, costs and production related to Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1. Development capital outlook for 2023 and 2024 includes spend related to the Yanacocha Sulfides project ahead of the investment decision planned for late 2024; additional development capital spend and all metal production for Yanacocha Sulfides has been excluded from longer-term outlook beginning in 2025.

Please see the cautionary statement and footnotes for additional information. For a more detailed discussion, see the Company’s 2023 and Longer-Term Outlook released on February 23, 2023, available on www.newmont.com.

2023 SEASONALITY*

Newmont Managed Operations Attributable Gold Production (Koz)	FY 2023 Outlook	Q2 2023E (% of Full Year)
Boddington	740 - 820	28%
Ahafo	675 - 745	23%
Tanami	420 - 460	30%
Peñasquito	330 - 370	18%
Cerro Negro	315 - 345	24%
Akyem	315 - 345	29%
Porcupine	285 - 315	21%
Éléonore	265 - 295	24%
Yanacocha	255 - 285	26%
Merian	235 - 265	23%
Musselwhite	200 - 220	23%
CC&V	160 - 180	21%
*Estimated 2023 seasonality remains subject to change and represents management’s expectations of future production results as of April 27, 2023.

In the second quarter of 2023, we expect to produce approximately 24 percent of our full year gold guidance, primarily driven by the following sites:

  Tanami - Higher milling rates expected in the second quarter, with continued recovery from the first quarter rainfall event
  Boddington - Higher grades expected in the second quarter; stripping expected to begin in the second half of the year
  Ahafo - Higher grades expected in the second quarter due to the planned mine sequence and the progression of work at Subika Underground
  Akyem - Higher grades expected in the second quarter due to the planned mine sequence
  Peñasquito - Lower production expected in the second quarter due to the planned mine sequence resulting in lower grades from the Chile Colorado pit

We expect to deliver approximately 55 percent of our full year gold production guidance in the second half of the year.

FIVE YEAR OUTLOOK

Guidance Metrics	2023E	2024E	2025E	2026E	2027E
Gold ($1,700/oz price assumption)
Attributable Gold Production (Moz)	5.7 - 6.3	5.9 - 6.5	5.9 - 6.5	6.1 - 6.7	6.1 - 6.7
Gold CAS ($/oz)*	$870 - $970	$850 - $950	$780 - $880	$750 - $850	$750 - $850
Gold AISC ($/oz)*	$1,150 - $1,250	$1,100 - $1,200	$1,000 - $1,100	$1,000 - $1,100	$1,000 - $1,100
Copper ($3.50/lb price assumption)
Copper Production (Mlb)	95 - 105	85 - 95	45 - 55	45 - 55	55 - 65
Copper CAS ($/lb)*	$1.85 - $2.15
Copper AISC ($/lb)*	$2.35 - $2.65
Silver ($20/oz price assumption)
Silver Production (Moz)	31 - 35	32 - 36	35 - 39	28 - 32	30 - 34
Silver CAS ($/oz)*	$11.10 - $12.10
Silver AISC ($/oz)*	$15.50 - $16.50
Lead ($0.90/lb price assumption)
Lead Production (Mlb)	170 - 190	190 - 210	210 - 230	160 - 180	250 - 270
Lead CAS ($/lb)*	$0.55 - $0.65
Lead AISC ($/lb)*	$0.70 - $0.80
Zinc ($1.35/lb price assumption)
Zinc Production (Mlb)	420 - 460	550 - 590	580 - 620	460 - 500	400 - 440
Zinc CAS ($/lb)*	$0.65 - $0.75
Zinc AISC ($/lb)*	$1.05 - $1.15
Capital
Sustaining Capital**	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200
Development Capital**	$1,200 - $1,400	$1,200 - $1,400	$800 - $1,000	$500 - $700	$300 - $500
*Consolidated basis; **Attributable basis

CONSOLIDATED EXPENSE OUTLOOK

Guidance Metric ($M)	2023E
Exploration & Advanced Projects	$475 - $525
General & Administrative	$260 - $290
Interest Expense	$200 - $220
Depreciation & Amortization	$2,200 - $2,400
Adjusted Tax Rate [a,b]	32% - 36%
[a] The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

[b] Assuming average prices of $1,700 per ounce for gold, $3.50 per pound for copper, $20.00 per ounce for silver, $0.90 per pound for lead, and $1.35 per pound for zinc and achievement of current production, sales and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2023 will be between 32%-36%.

ASSUMPTIONS AND SENSITIVITIES

	Assumption	Change (-/+)	FCF Impact ($M) (+/-)	AISC Impact ($/oz) (-/+)
Gold ($/oz)	$1,700	$100	$400	$5
Australian Dollar	$0.70	$0.05	$60	$15
Canadian Dollar	$0.77	$0.05	$35	$10
Oil ($/bbl)	$90	$10	$20	$5
Copper ($/lb)	$3.50	$0.25	$15	$—
Silver ($/oz)	$20.00	$1.00	$15	$2
Lead ($/lb)	$0.90	$0.10	$10	$—
Zinc ($/lb)	$1.35	$0.10	$30	$—

Assuming a 35% incremental tax rate, a $100 per ounce increase in gold price would deliver an expected $400 million improvement in attributable free cash flow. Included within the attributable free cash flow sensitivity is a royalty and production tax impact of $5 per ounce for every $100 per ounce change in gold price.

2023 OPERATING COSTS BY CATEGORY

	Percent of Total*	Change in Cost (-/+)	FCF Impact ($M) (+/-)	AISC Impact ($/oz) (-/+)
Labor Costs	50%	5%	$90	$25
Materials & Consumables	30%	5%	$50	$15
Fuel & Energy	15%	5%	$30	$10
*"Other” category of 5% primarily includes freight, technology-related costs, employee administrative costs, rents and operating leases.

2023 Site Outlooka

2023 Outlook	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)

CC&V	160 - 180	160 - 180	1,150 - 1,250	1,580 - 1,680	25 - 35	—
Musselwhite	200 - 220	200 - 220	860 - 960	1,290 - 1,390	65 - 75	—
Porcupine	285 - 315	285 - 315	950 - 1,050	1,250 - 1,350	45 - 55	100 - 120
Éléonore	265 - 295	265 - 295	960 - 1,060	1,300 - 1.400	55 - 65	—
Peñasquito	330 - 370	330 - 370	840 - 940	1,110 - 1,210	135 - 145	—
Merian[c]	315 - 345	235 - 265	980 - 1,080	1,230 - 1,330	35 - 45	—
Cerro Negro	315 - 345	315 - 345	850 - 950	1,060 - 1,160	45 - 55	110 - 130
Yanacocha	255 - 285	255 - 285	1,370 - 1,470	1,620 - 1,720	25 - 35	320 - 360
Boddington	740 - 820	740 - 820	800 - 900	960 - 1,060	95 - 105	—
Tanami	420 - 460	420 - 460	770 - 870	1,130 - 1,230	115 - 125	340 - 380
Ahafo	675 - 745	675 - 745	850 - 950	1,010 - 1,110	75 - 85	5 - 15
Akyem	315 - 345	315 - 345	850 - 950	1,110 - 1,210	25 - 35	—
Ahafo North	—	—	—	—	—	245 - 275

Nevada Gold Mines[d]	1,190 - 1,310	1,190 - 1,310	850 - 950	1,150 - 1,250	250 - 350	50 - 150
Pueblo Viejo[e]	—	315 - 345	—	—	—	—

Peñasquito - Silver (Moz)	31 - 35	31 - 35	11.10 - 12.10	15.50 - 16.50
Peñasquito - Lead (Mlbs)	170 - 190	170 - 190	0.55 - 0.65	0.70 - 0.80
Peñasquito - Zinc (Mlbs)	420 - 460	420 - 460	0.65 - 0.75	1.05 - 1.15
Boddington - Copper (Mlbs)	95 - 105	95 - 105	1.85 - 2.15	2.35 - 2.65

[a] 2023 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 23, 2023. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2023 Outlook assumes $1,700/oz Au, $3.50/lb Cu, $20.00/oz Ag, $1.35/lb Zn, $0.90/lb Pb, $0.70 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 which are included in Outlook. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b] All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2023 CAS outlook.
[c] Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.

[d] Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

[e] Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.

	Three Months Ended March 31,
Operating Results	2023	2022	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,188	1,291	(8)%
Attributable gold equivalent ounces sold	265	350	(24)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,906	$1,892	1%
Average realized copper price	$4.18	$4.84	(14)%
Average realized silver price	$19.17	$20.36	(6)%
Average realized lead price	$0.86	$1.06	(19)%
Average realized zinc price	$1.18	$1.75	(33)%

Attributable Production (koz)
CC&V	48	35	37%
Musselwhite	41	32	28%
Porcupine	66	59	12%
Éléonore	66	46	43%
Peñasquito	85	137	(38)%
Merian (75%)	62	76	(18)%
Cerro Negro	67	68	(1)%
Yanacocha (2)	56	54	4%
Boddington	199	182	9%
Tanami	63	100	(37)%
Ahafo	128	107	20%
Akyem	71	91	(22)%
Nevada Gold Mines	261	288	(9)%
Total Gold (excluding equity method investments)	1,213	1,275	(5)%
Pueblo Viejo (40%) (3)	60	69	(13)%
Total Gold	1,273	1,344	(5)%

Peñasquito	224	299	(25)%
Boddington	64	51	25%
Total Gold Equivalent Ounces	288	350	(18)%

CAS Consolidated ($/oz, $/GEO)
CC&V	$1,062	$1,426	(26)%
Musselwhite	$1,313	$1,355	(3)%
Porcupine	$1,071	$1,095	(2)%
Éléonore	$1,095	$1,249	(12)%
Peñasquito	$1,199	$651	84%
Merian (75%)	$1,028	$845	22%
Cerro Negro	$1,146	$974	18%
Yanacocha	$1,067	$985	8%
Boddington	$841	$816	3%
Tanami	$936	$661	42%
Ahafo	$992	$985	1%
Akyem	$810	$737	10%
Nevada Gold Mines	$1,109	$899	23%
Total Gold	$1,025	$890	15%
Total Gold (by-product)	$916	$697	31%

Peñasquito	$954	$695	37%
Boddington	$809	$833	(3)%
Total Gold Equivalent Ounces	$918	$717	28%
(1) Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2) The Company recognized amounts attributable to noncontrolling interest for Yanacocha during the period prior to acquiring Sumitomo Corporation's 5% interest in the second quarter of 2022.

(3) Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

	Three Months Ended March 31,
Operating Results (continued)	2023	2022	% Change
AISC Consolidated ($/oz, $/GEO)
CC&V	$1,375	$1,676	(18)%
Musselwhite	$1,681	$1,642	2%
Porcupine	$1,412	$1,296	9%
Éléonore	$1,420	$1,557	(9)%
Peñasquito	$1,539	$843	83%
Merian (75%)	$1,235	$991	25%
Cerro Negro	$1,379	$1,252	10%
Yanacocha	$1,332	$1,163	15%
Boddington	$1,035	$931	11%
Tanami	$1,219	$1,012	20%
Ahafo	$1,366	$1,223	12%
Akyem	$1,067	$942	13%
Nevada Gold Mines	$1,405	$1,086	29%
Total Gold	$1,376	$1,156	19%
Total Gold (by-product)	$1,354	$1,036	31%

Peñasquito	$1,351	$951	42%
Boddington	$1,019	$959	6%
Total Gold Equivalent Ounces	$1,322	$997	33%

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended March 31,
	2023	2022

Sales	$2,679	$3,023

Costs and expenses:
Costs applicable to sales (1)	1,482	1,435
Depreciation and amortization	461	547
Reclamation and remediation	66	61
Exploration	48	38
Advanced projects, research and development	35	44
General and administrative	74	64
Other expense, net	8	35
	2,174	2,224
Other income (expense):
Other income (loss), net	99	(109)
Interest expense, net of capitalized interest	(65)	(62)
	34	(171)
Income (loss) before income and mining tax and other items	539	628
Income and mining tax benefit (expense)	(213)	(214)
Equity income (loss) of affiliates	25	39
Net income (loss) from continuing operations	351	453
Net income (loss) from discontinued operations	12	16
Net income (loss)	363	469
Net loss (income) attributable to noncontrolling interests	(12)	(21)
Net income (loss) attributable to Newmont stockholders	$351	$448

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$339	$432
Discontinued operations	12	16
	$351	$448

Weighted average common shares (millions):
Basic	794	793
Effect of employee stock-based awards	1	1
Diluted	795	794

Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$0.42	$0.54
Discontinued operations	0.02	0.02
	$0.44	$0.56
Diluted:
Continuing operations	$0.42	$0.54
Discontinued operations	0.02	0.02
	$0.44	$0.56
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At March 31, 2023	At December 31, 2022
ASSETS
Cash and cash equivalents	$2,657	$2,877
Time deposits and other investments	847	880
Trade receivables	348	366
Inventories	1,067	979
Stockpiles and ore on leach pads	905	774
Other current assets	735	639
Current assets	6,559	6,515
Property, plant and mine development, net	24,097	24,073
Investments	3,216	3,278
Stockpiles and ore on leach pads	1,691	1,716
Deferred income tax assets	170	173
Goodwill	1,971	1,971
Other non-current assets	670	756
Total assets	$38,374	$38,482

LIABILITIES
Accounts payable	$648	$633
Employee-related benefits	302	399
Income and mining taxes payable	213	199
Current lease and other financing obligations	96	96
Other current liabilities	1,493	1,599
Current liabilities	2,752	2,926
Debt	5,572	5,571
Lease and other financing obligations	451	465
Reclamation and remediation liabilities	6,603	6,578
Deferred income tax liabilities	1,800	1,809
Employee-related benefits	395	342
Silver streaming agreement	805	828
Other non-current liabilities	437	430
Total liabilities	18,815	18,949

Commitments and contingencies (1)

EQUITY
Common stock	1,281	1,279
Treasury stock	(261)	(239)
Additional paid-in capital	17,386	17,369
Accumulated other comprehensive income (loss)	23	29
Retained earnings	948	916
Newmont stockholders' equity	19,377	19,354
Noncontrolling interests	182	179
Total equity	19,559	19,533
Total liabilities and equity	$38,374	$38,482
(1)	Refer to Note 17 of the Condensed Consolidated Financial Statements for additional information.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net income (loss)	$363	$469
Non-cash adjustments:
Depreciation and amortization	461	547
Net loss (income) from discontinued operations	(12)	(16)
Reclamation and remediation	61	57
Change in fair value of investments	(41)	(39)
Gain on asset and investment sales, net	(36)	35
Stock-based compensation	19	18
Deferred income taxes	15	(41)
Charges from pension settlement	—	130
Other non-cash adjustments	13	(6)
Net change in operating assets and liabilities	(362)	(465)
Net cash provided by (used in) operating activities of continuing operations	481	689
Net cash provided by (used in) operating activities of discontinued operations	—	5
Net cash provided by (used in) operating activities	481	694

Investing activities:
Proceeds from maturities of investments	557	—
Additions to property, plant and mine development	(526)	(437)
Purchases of investments	(525)	(4)
Proceeds from asset and investment sales	181	9
Contributions to equity method investees	(41)	(52)
Return of investment from equity method investees	—	13
Other	12	(48)
Net cash provided by (used in) investing activities	(342)	(519)

Financing activities:
Dividends paid to common stockholders	(318)	(436)
Funding from noncontrolling interests	41	32
Distributions to noncontrolling interests	(34)	(59)
Payments for withholding of employee taxes related to stock-based compensation	(22)	(36)
Payments on lease and other financing obligations	(16)	(19)
Acquisition of noncontrolling interests	—	(300)
Repayment of debt	—	(89)
Other	(1)	12
Net cash provided by (used in) financing activities	(350)	(895)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	3
Net change in cash, cash equivalents and restricted cash	(219)	(717)
Cash, cash equivalents and restricted cash at beginning of period	2,944	5,093
Cash, cash equivalents and restricted cash at end of period	$2,725	$4,376

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,657	$4,272
Restricted cash included in Other current assets	1	50
Restricted cash included in Other non-current assets	67	54
Total cash, cash equivalents and restricted cash	$2,725	$4,376

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.

Adjusted net income (loss)

Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31, 2023
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$351	$0.44	$0.44
Net loss (income) attributable to Newmont stockholders from discontinued operations	(12)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	339	0.42	0.42
Change in fair value of investments (2)	(41)	(0.05)	(0.05)
(Gain) loss on asset and investment sales, net (3)	(36)	(0.05)	(0.05)
Impairment charges (4)	4	—	—
Restructuring and severance (5)	2	—	—
Other (6)	(4)	—	—
Tax effect of adjustments (7)	16	0.02	0.02
Valuation allowance and other tax adjustments (8)	40	0.06	0.06
Adjusted net income (loss)	$320	$0.40	$0.40

Weighted average common shares (millions): (9)		794	795
(1)	Per share measures may not recalculate due to rounding.
(2)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.

(3)

(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment. Refer to Note 10 of the Condensed Consolidated Financial Statements for further information.

(4)	Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(5)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

(6)

Other represents income received on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022. Amounts included in Other income (loss), net.

(7)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (6), as described above, and are calculated using the applicable regional tax rate.

(8)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2023 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $10, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $17, net reductions to the reserve for uncertain tax positions of $11, other tax adjustments of $2. For further information on reductions to the reserve for uncertain tax positions, refer to Note 8 of the Condensed Consolidated Financial Statements.

(9)	Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

	Three Months Ended March 31, 2022
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$448	$0.56	$0.56
Net loss (income) attributable to Newmont stockholders from discontinued operations	(16)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	432	0.54	0.54
Pension settlements (2)	130	0.16	0.16
Change in fair value of investments (3)	(39)	(0.05)	(0.05)
(Gain) loss on asset and investment sales, net (4)	35	0.04	0.04
Reclamation and remediation charges (5)	13	0.02	0.02
Settlement costs (6)	13	0.02	0.02
Restructuring and severance, net (7)	1	—	—
Tax effect of adjustments (8)	(37)	(0.05)	(0.05)
Valuation allowance and other tax adjustments, net (9)	(2)	0.01	0.01
Adjusted net income (loss)	$546	$0.69	$0.69

Weighted average common shares (millions): (10)		793	794
(1)	Per share measures may not recalculate due to rounding.
(2)

Pension settlement, included in Other income (loss), net, represent pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.

(4)

(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the loss recognized on the sale of the La Zanja equity method investment. For further information, refer to Note 1 of the Condensed Consolidated Financial Statements.

(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

(6)	Settlement costs, included in Other expense, net, primarily are comprised of legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
(7)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

(8)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (7), as described above, and are calculated using the applicable regional tax rate.

(9)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2022 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $12, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(3), net reductions to the reserve for uncertain tax positions of $(12), and other tax adjustments of $1.

(10)	Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization

Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended March 31,
	2023	2022
Net income (loss) attributable to Newmont stockholders	$351	$448
Net income (loss) attributable to noncontrolling interests	12	21
Net loss (Income) from discontinued operations	(12)	(16)
Equity loss (income) of affiliates	(25)	(39)
Income and mining tax expense (benefit)	213	214
Depreciation and amortization	461	547
Interest expense, net of capitalized interest	65	62
EBITDA	$1,065	$1,237
Adjustments:
Change in fair value of investments (1)	$(41)	$(39)
(Gain) loss on asset and investment sales, net (2)	(36)	35
Impairment charges (3)	4	—
Restructuring and severance (4)	2	1
Pension settlement (5)	—	130
Settlement costs (6)	—	13
Reclamation and remediation charges (7)	—	13
Other (8)	(4)	—
Adjusted EBITDA	$990	$1,390
(1)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities.

(2)

(Gain) loss on asset and investment sales, net, included in Other income (loss), net, in 2023 is primarily comprised of the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment. Refer to Note 10 of the Condensed Consolidated Financial Statements for further information. For 2022, primarily comprised of the loss recognized on the sale of the La Zanja equity method investment. Refer to Note 1 of the Condensed Consolidated Financial Statements for further information.

(3)	Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(4)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(5)

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(6)	Settlement costs, included in Other expense, net, are primarily comprised of a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022.
(7)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. For further information, refer to Note 5 of the Condensed Consolidated Financial Statements.

(8)

Other represents income received during the first quarter of 2023, on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022. Amounts included in Other income (loss), net.

Income (loss) before income and mining tax and other items is reconciled to Nevada Gold Mines (NGM) EBITDA as follows:

	Three Months Ended March 31,
	2023	2022
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$85	$153
Depreciation and amortization (1)	106	125
NGM EBITDA	$191	$278
(1)	Refer to Note 3 of the Condensed Consolidated Financial Statements.

Free Cash Flow

The following table sets forth a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31,
	2023	2022
Net cash provided by (used in) operating activities	$481	$694
Less: Net cash used in (provided by) operating activities of discontinued operations	—	(5)
Net cash provided by (used in) operating activities of continuing operations	481	689
Less: Additions to property, plant and mine development	(526)	(437)
Free Cash Flow	$(45)	$252

Net cash provided by (used in) investing activities (1)	$(342)	$(519)
Net cash provided by (used in) financing activities	$(350)	$(895)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31, 2023
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$481	$(12)	$469
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—
Net cash provided by (used in) operating activities of continuing operations	481	(12)	469
Less: Additions to property, plant and mine development (2)	(526)	3	(523)
Free Cash Flow	$(45)	$(9)	$(54)

Net cash provided by (used in) investing activities (3)	$(342)
Net cash provided by (used in) financing activities	$(350)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relates to Merian (25%).

(2)	For the three months ended March 31, 2023, Merian had total consolidated Additions to property, plant and mine development of $13 on a cash basis.
(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended March 31, 2022
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$694	$(33)	$661
Less: Net cash used in (provided by) operating activities of discontinued operations	(5)	—	(5)
Net cash provided by (used in) operating activities of continuing operations	689	(33)	656
Less: Additions to property, plant and mine development (2)	(437)	18	(419)
Free Cash Flow	$252	$(15)	$237

Net cash provided by (used in) investing activities (3)	$(519)
Net cash provided by (used in) financing activities	$(895)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (5%) and Merian (25%).

(2)	For the three months ended March 31, 2022, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $68 and $10, respectively, on a cash basis.
(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Net Debt

Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits included in Time deposits and other investments, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations.

The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At March 31, 2023	At December 31, 2022
Debt	$5,572	$5,571
Lease and other financing obligations	547	561
Less: Cash and cash equivalents	(2,657)	(2,877)
Less: Time deposits (1)	(797)	(829)
Net debt	$2,665	$2,426
(1)

Time deposits are included within Time deposits and other investments on the Condensed Consolidated Balance Sheets. Refer to Note 10 of the Condensed Consolidated Financial Statements for further information.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per gold ounce

	Three Months Ended March 31,
	2023	2022
Costs applicable to sales (1)(2)	$1,239	$1,184
Gold sold (thousand ounces)	1,208	1,329
Costs applicable to sales per ounce (3)	$1,025	$890
(1)	Includes by-product credits of $30 and $27 during the three months ended March 31, 2023 and 2022, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended March 31,
	2023	2022
Costs applicable to sales (1)(2)	$243	$251
Gold equivalent ounces sold - other metals (thousand ounces) (3)	265	350
Costs applicable to sales per gold equivalent ounce (4)	$918	$717
(1)	Includes by-product credits of $2 and $2 during the three months ended March 31, 2023 and 2022, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023 and Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

(4)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold ounce for Nevada Gold Mines (NGM)

	Three Months Ended March 31,
	2023	2022
Cost applicable to sales, NGM (1)(2)	$286	$257
Gold sold (thousand ounces), NGM	258	287
Costs applicable to sales per ounce, NGM (3)	$1,109	$899
(1)	See Note 3 to the Condensed Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended March 31, 2023	Costs Applicable to Sales(1)(2)(3)(4)	Reclamation Costs(5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$51	$2	$3	$—	$—	$—	$10	$66	48	$1,375
Musselwhite	58	1	1	—	—	—	14	74	44	1,681
Porcupine	70	5	4	—	—	—	13	92	65	1,412
Éléonore	75	2	1	—	—	—	19	97	68	1,420
Peñasquito	67	3	—	—	—	4	12	86	56	1,539
Merian	85	2	2	—	—	—	14	103	83	1,235
Cerro Negro	70	1	1	—	—	—	12	84	61	1,379
Yanacocha	56	7	3	—	1	—	3	70	53	1,332
Boddington	167	4	1	—	—	5	28	205	198	1,035
Tanami	61	1	—	—	—	—	17	79	65	1,219
Ahafo	130	4	—	—	1	—	44	179	131	1,366
Akyem	63	10	—	—	—	—	10	83	78	1,067
Nevada Gold Mines	286	4	4	2	—	2	65	363	258	1,405
Corporate and Other (12)	—	—	19	61	—	—	2	82	—	—
Total Gold	$1,239	$46	$39	$63	$2	$11	$263	$1,663	1,208	$1,376

Gold equivalent ounces - other metals (13)
Peñasquito	$190	$7	$1	$—	$—	$34	$36	$268	199	$1,351
Boddington	53	1	1	—	—	4	8	67	66	1,019
Corporate and Other (12)	—	—	3	11	—	—	—	14	—	—
Total Gold Equivalent Ounces	$243	$8	$5	$11	$—	$38	$44	$349	265	$1,322

Consolidated	$1,482	$54	$44	$74	$2	$49	$307	$2,012
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $32 and excludes co-product revenues of $376.
(3)	Includes stockpile and leach pad inventory adjustments of $1 at Akyem, and $1 at NGM.
(4)	Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)

Reclamation costs include operating accretion and amortization of asset retirement costs of $24 and $30, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $38 and $4, respectively.

(6)

Advanced projects, research and development and exploration excludes development expenditures of $2 at Peñasquito, $1 at Merian, $1 at Cerro Negro, $4 at Tanami, $6 at Ahafo, $3 at Akyem, $3 at NGM, and $19 at Corporate and Other, totaling $39 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(7)	Other expense, net is adjusted for impairment charges of $4 and restructuring and severance of $2.
(8)	Includes sustaining capital expenditures of $285. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for sustaining capital expenditures by segment.
(9)

Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $241. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(10)	Includes finance lease payments and other costs for sustaining projects of $22.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Corporate and other includes the Company's business activities relating to its corporate and regional offices, and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.

(13)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.

Three Months Ended March 31, 2022	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$52	$3	$1	$—	$1	$—	$4	$61	36	$1,676
Musselwhite	43	2	1	—	1	—	6	53	32	1,642
Porcupine	66	1	2	—	—	—	9	78	60	1,296
Éléonore	62	2	—	—	1	—	12	77	50	1,557
Peñasquito	87	2	1	—	1	7	14	112	134	843
Merian	87	2	1	—	1	—	11	102	103	991
Cerro Negro	63	1	—	—	6	—	11	81	64	1,252
Yanacocha	67	4	—	—	3	—	5	79	68	1,163
Boddington	162	5	1	—	—	3	13	184	198	931
Tanami	65	—	3	—	3	—	29	100	99	1,012
Ahafo	106	2	1	—	1	—	22	132	108	1,223
Akyem	67	7	1	—	—	—	10	85	90	942
Nevada Gold Mines	257	1	3	3	—	1	46	311	287	1,086
Corporate and Other (12)	—	—	23	51	—	—	7	81	—	—
Total Gold	$1,184	$32	$38	$54	$18	$11	$199	$1,536	1,329	$1,156

Gold equivalent ounces - other metals (13)
Peñasquito	$205	$5	$2	$—	$3	$33	$33	$281	295	$951
Boddington	46	1	—	—	—	2	4	53	55	959
Corporate and Other (12)	—	—	5	10	—	—	1	16	—	—
Total Gold Equivalent Ounces	$251	$6	$7	$10	$3	$35	$38	$350	350	$997

Consolidated	$1,435	$38	$45	$64	$21	$46	$237	$1,886
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $29 and excludes co-product revenues of $509.
(3)	Includes stockpile and leach pad inventory adjustments of $5 at CC&V, $3 at Merian, and $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $16 and $22, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $28 and $17, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $1 at Porcupine, $2 at Peñasquito, $2 at Merian, $3 at Cerro Negro, $1 at Yanacocha, $3 at Tanami, $3 at Ahafo, $3 at Akyem, $3 at NGM, and $16 at Corporate and Other, totaling $37 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $17.
(7)	Other expense, net is adjusted settlement costs of $13 and restructuring and severance costs of $1.
(8)	Includes sustaining capital expenditures of $220. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for sustaining capital expenditures by segment.
(9)

Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $217. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(10)	Includes finance lease payments for sustaining projects of $17.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Corporate and other includes the Company's business activities relating to its corporate and regional offices, and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.

(13)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

A reconciliation of the 2023 Gold AISC outlook to the 2023 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2023 Outlook - Gold (1)(2)	Outlook Estimate
(in millions, except ounces and per ounce)	(+/- 5%)
Cost Applicable to Sales (3)(4)	$5,500
Reclamation Costs (5)	190
Advanced Projects & Exploration (6)	170
General and Administrative (7)	235
Other Expense	15
Treatment and Refining Costs	50
Sustaining Capital (8)	1,000
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	$7,200
Ounces (000) Sold (9)	6,000
All-in Sustaining Costs per Ounce	$1,200
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2023 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents and time deposits, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Net income (loss) attributable to Newmont stockholders	$351	$(1,477)	$213	$387
Net income (loss) attributable to noncontrolling interests	12	19	7	13
Net loss (income) from discontinued operations	(12)	(11)	5	(8)
Equity loss (income) of affiliates	(25)	(26)	(25)	(17)
Income and mining tax expense (benefit)	213	112	96	33
Depreciation and amortization	461	571	508	559
Interest expense, net of capitalized interest	65	53	55	57
EBITDA	1,065	(759)	859	1,024
EBITDA Adjustments:
Change in fair value of investments	(41)	(45)	(5)	135
(Gain) loss on asset and investment sales, net	(36)	(61)	(9)	—
Impairment charges	4	1,317	1	2
Restructuring and severance	2	1	2	—
Reclamation and remediation charges	—	700	—	—
Pension settlements	—	7	—	—
Settlement costs	—	2	2	5
COVID-19 specific costs	—	2	—	1
Other	(4)	(3)	—	(18)
Adjusted EBITDA	990	1,161	850	1,149
12 month trailing Adjusted EBITDA	$4,150

Total Debt	$5,572
Lease and other financing obligations	547
Less: Cash and cash equivalents	(2,657)
Less: Time deposits	(797)
Total net debt	$2,665

Net debt to adjusted EBITDA	0.6

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended March 31,
	2023	2022
Consolidated gold sales, net	$2,303	$2,514
Consolidated copper sales, net	110	99
Consolidated silver sales, net	117	156
Consolidated lead sales, net	32	44
Consolidated zinc sales, net	117	210
Total sales	$2,679	$3,023

	Three Months Ended March 31, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,297	$105	$110	$35	$143
Provisional pricing mark-to-market	17	9	2	(2)	(4)
Silver streaming amortization	—	—	16	—	—
Gross after provisional pricing and streaming impact	2,314	114	128	33	139
Treatment and refining charges	(11)	(4)	(11)	(1)	(22)
Net	$2,303	$110	$117	$32	$117
Consolidated ounces (thousands)/pounds (millions) sold	1,208	26	6,124	36	99
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,901	$3.99	$17.98	$0.95	$1.44
Provisional pricing mark-to-market	14	0.33	0.30	(0.06)	(0.04)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,915	4.32	20.84	0.89	1.40
Treatment and refining charges	(9)	(0.14)	(1.67)	(0.03)	(0.22)
Net	$1,906	$4.18	$19.17	$0.86	$1.18
(1)	Per ounce/pound measures may not recalculate due to rounding.
	Three Months Ended March 31, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,502	$92	$148	$44	$206
Provisional pricing mark-to-market	23	9	3	1	22
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	2,525	101	170	45	228
Treatment and refining charges	(11)	(2)	(14)	(1)	(18)
Net	$2,514	$99	$156	$44	$210
Consolidated ounces (thousands)/pounds (millions) sold	1,329	21	7,652	42	120
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,883	$4.51	$19.41	$1.06	$1.72
Provisional pricing mark-to-market	17	0.45	0.36	0.03	0.18
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,900	4.96	22.22	1.09	1.90
Treatment and refining charges	(8)	(0.12)	(1.86)	(0.03)	(0.15)
Net	$1,892	$4.84	$20.36	$1.06	$1.75
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, silver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended March 31,
	2023	2022
Consolidated gold sales, net	$2,303	$2,514
Consolidated other metal sales, net	376	509
Sales	$2,679	$3,023

Costs applicable to sales	$1,482	$1,435
Less: Consolidated other metal sales, net	(376)	(509)
By-Product costs applicable to sales	$1,106	$926
Gold sold (thousand ounces)	1,208	1,329
Total Gold CAS per ounce (by-product) (1)	$916	$697

Total AISC	$2,012	$1,886
Less: Consolidated other metal sales, net	(376)	(509)
By-Product AISC	$1,636	$1,377
Gold sold (thousand ounces)	1,208	1,329
Total Gold AISC per ounce (by-product) (1)	$1,354	$1,036
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, April 27, 2023 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	844.470.1428
Intl. Dial-In Number	404.975.48391
Dial-In Access Code	034257
Conference Name	Newmont
Replay Number	866.813.9403
Intl. Replay Number	44.204.525.0658
Replay Access Code	356098

Webcast Details

Title: Newmont First Quarter 2023 Earnings Conference Call
URL: https://events.q4inc.com/attendee/766392509

The first quarter 2023 results will be available before the market opens on Thursday, April 27, 2023, on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, lead and zinc. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, upside potential, construction completion, commercial production, and other timelines; (v) expectations regarding future investments or divestitures; (vi) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends, the dividend framework and expected payout levels; (vii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; and (viii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19 and other health emergencies could result in supply chain impacts, operating sites being placed into care and maintenance and impact estimates, costs escalations and timing of projects. Although the Company does not currently have operations in Ukraine, Russia or other parts of Europe, Russia’s invasion of Ukraine has resulted in uncertainties in the market which could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities. Investors are reminded that the dividend framework is non-binding and the 2023 dividend payout range does not represent a legal commitment. Future dividends beyond the dividend payable on June 15, 2023 to holders of record at the close of business on June 1, 2023 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. No guarantees can be made that the Company will be able to maintain the same dividend level in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice Regarding Reserve and Resource:

Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2022, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 23, 2023 with the SEC.

Contacts

Media Contact
Omar Jabara
720.212.9651
omar.jabara@newmont.com

Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com